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                                                                   EXHIBIT 10.42

                              EMPLOYMENT AGREEMENT


         This Agreement ("Agreement") is made and entered into effective the 24th day of May, 1999, by and between Park `N View, Inc., a Delaware corporation (the "Company") and Steven Yevoli (the "Executive").

         WHEREAS, the Company is engaged in the business of developing and providing telecommunications, data transmission, internet, cable television and other services to truckstops, truckdrivers and truck fleet owners; and

         WHEREAS, Employee desires to work for the Company under the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

         1. Term of Agreement. The term of this Agreement shall commence as of the date and year first above written (the "Effective Date") and shall remain in effect for the duration of the Executive's employment with the Company (hereinafter "Term of Agreement"). The Executive's employment with the Company and the Term of Agreement shall continue until terminated with or without cause by either party immediately upon giving the other party written notice thereof, or upon verbal notice confirmed thereafter in writing. Nothing herein shall be understood as modifying or otherwise altering the Executive's at-will relationship or in any other way creating a contract of employment with the Executive for any stated term.

         2. Position and Responsibilities. The Executive shall be employed as Vice President, New Media and E-Business of the Company. While so employed, the Executive agrees to devote his full working time and attention to carrying out his duties and responsibilities under this Agreement and shall use his best efforts, skills and abilities to further the interests of the Company. While employed by the Company, the Executive may not work for any other entity, in any capacity, without the prior express written consent of the Company. The Executive agrees to comply with all policies, standards and regulations of the Company now existing or hereafter promulgated.

         3. Location. The Executive acknowledges that he will work primarily out of New York and will manage the Company's New York presence with respect to New Media and E-Business. The Executive further acknowledges that the Company may, in its discretion, change the location at which the Executive is required to perform his duties under this Agreement and may require the Executive to change his residence to live in a location other than his current home in New York. In the event the Company does require the Executive to change his residence during the Term of Agreement, the Company shall reimburse the Executive for reasonable moving expenses.


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         4.       Compensation and Related Matters.

                  (a) Salary. During the Term of Agreement, the Company shall pay to the Executive a salary at a rate of One Hundred Thirty-Five Thousand Dollars ($135,000.00) per annum in equal installments on the fifteenth and last day of each month in arrears, which salary may be increased in the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee") from time to time based on periodic performance reviews (the "Base Salary").

                  (b) Bonus. For each fiscal year during the Term of Agreement, the Executive shall be eligible for an incentive bonus for such fiscal year (a "Bonus") upon satisfaction (as determined by the Compensation Committee in its discretion) of goals and objectives specified by the Chief Executive Officer of the Company. The Executive's Bonus shall be targeted at forty-five percent (45%) of Executive then-current Base Salary but may be increased or decreased by the Compensation Committee based upon Executive's achievements. For the period beginning on the Effective Date and ending June 30, 1999, the Executive shall be eligible for such Bonus as may be recommended by the Compensation Committee and approved by the Board of Directors of the Company (the "Board").

                  (c) Stock Options. The Company shall grant a nonqualified stock option to the Executive substantially in the form of the nonqualified stock option award agreement attached hereto as Exhibit A, which generally provides that the Company shall grant Executive nonqualified stock options for 80,000 shares of common stock at an exercise price of Five Dollars ($5) per share. The options will vest subject to Executive's continued employment with the Company, the terms of the Company's equity compensation plan and the award agreement evidencing the options at the following schedule: 16,000 shares will vest on the Effective Date; an additional 16,000 share will vest on the first anniversary of the Effective Date; an additional 16,000 shares will vest on the second anniversary of the Effective Date, an additional 16,000 shares will vest on the third anniversary of the Effective Date; and the last 16,000 shares will vest on the fourth anniversary of the Effective Date.

                  (d) Performance-Based Stock Options. The Company shall grant a nonqualified stock option to the Executive substantially in the form of the nonqualified stock option award agreement attached hereto as Exhibit B, which generally provides that the Company shall grant Executive nonqualified stock options for 25,000 shares of common stock at an exercise price of Five Dollars ($5) per share. The options will vest, subject to Executive's continued employment with the Company, the terms of the Company's equity compensation plan and the award agreement evidencing the options at the following schedule: (i) 12,5000 shares will vest upon meeting certain performance achievements and milestones established by the Chief Executive Officer for the fiscal year ended June 30, 2000; and (ii) 12,5000 shares will vest upon meeting certain performance achievements and milestones established by the Chief Executive Officer for the fiscal year ended June 30, 2001.



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                  (e) Travel Expenses. The parties acknowledge that the
Executive may continue to maintain his home in New York for some time after the Executive commences performance under this Agreement. The Company shall reimburse the Executive for air travel and related expenses by Executive between the Company's offices in Coral Springs, Florida and the Executive's residence and/or office in New York.

                  (f) Business Expenses. During the Term of Agreement, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in performing services hereunder, including travel expenses while away from home on business, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (g) Vacation. In addition to all paid Company holidays, the Executive shall be entitled to up to twenty (20) business days paid vacation in each full calendar year and accrued in accordance with Company policy. Any vacation days accrued, but not used, in any calendar year shall be forfeited without payment therefor. The Executive shall be entitled to a pro rata portion of his vacation entitlement for the calendar year 1999.

                  (h) Other Benefits. The Executive shall be eligible to participate in the Company's retirement and welfare benefit plans under the terms and conditions established by the applicable plan documents.

         5.       Termination.

                  (a) The Company shall have the right to terminate the Executive's employment at any time for any reason. If the Company terminates the employment of the Executive, the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive the portion of his Base Salary in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination and for any accrued but unused vacation. The Executive shall not be entitled to any Bonus, pro rata or otherwise, upon termination of his employment and the Term of Agreement.

                  (b) The Executive shall have the right to voluntarily terminate his employment at any time for any reason. If Executive terminates his employment, the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive the portion of his Base Salary in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination and for any accrued but unused vacation. The Executive shall not be entitled to any Bonus, pro rata or otherwise, upon termination of employment and the Term of Agreement.

         6.       Representations.



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                  (a) The Executive warrants and represents that the Executive's performance of all of the terms of this Agreement and as an employee does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents that the Executive has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

                  (b) The Executive warrants and represents that the Executive has not brought and will not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy of such authorization.

                  (c) The Executive understands that during the Executive's employment for the Company the Executive is not to breach any obligation of confidentiality that the Executive has to a former employer or any other person or entity.

         7. Other Agreements. This Agreement supersedes all prior agreements and understandings, oral or written, between the Company and the Executive with respect to the subject matter hereof. Notwithstanding the foregoing, Executive will adhere to and honor all obligations to the Company as described in the Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit C and executed simultaneously herewith.

         8. Amendment. No change, modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

         9. Assignment. The Company shall have the right to assign this contract to a successor or surviving entity, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. The Executive's obligations under this Agreement shall not be transferable by assignment or otherwise by the Executive and any attempt to do any of the foregoing shall be null and void.

         10. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions.



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         12. Venue. Any litigation under this Agreement may be brought by the
Company in the State of Florida, notwithstanding that the Executive is not at that time a resident of the State of Florida and cannot be served process within that state. The Executive hereby irrevocably consents to the jurisdiction of the courts of Florida (whether federal or state courts) over his or her person.

         13. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, assigns and successors in interest.

         14. Withholding of Taxes. The Company may withhold from any payments made under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

         15. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed interpretation of this Agreement.

         16. Representation. The Executive represents and warrants that the performance of the Executive's duties under this Agreement, and the execution of this Agreement by him, will not violate any agreement between the Executive and any other person, firm, partnership, Company or any other organization. The Executive represents and warrants that he has consulted with and received advice from his own counsel in electing to enter into this Agreement.

         17. Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

         If to the Company:

                  11711 NW 39th Street
                  Coral Springs, Florida  33065

         If to the Executive:

                  57 Fox Hollow Road
                  Woodbury, NY  11797

                  to Executive's last known address as shown on the Company's records.

         18. Survival. The Executive and the Company agree that the provisions of Sections 6-18 herein shall survive the termination of this Agreement and the termination of the Executive's employment hereunder.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                            THE EXECUTIVE:



                                            /s/ Steven Yevoli             (Seal)
                                            ------------------------------
                                            Steven Yevoli

                                            THE COMPANY:

                                            PARK `N VIEW, INC.


                                            By:/s/ Steve Conkling
                                               ---------------------------------
                                               Steve Conkling, President




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